Exhibit 99.1

Newgioco Group, Inc. Launches New Mobile Betting App on ELYS Platform

New York, October 24, 2017. Newgioco Group, Inc. (OTCQB: NWGI) ("Newgioco" or the "Company") a leisure betting technology company providing regulated lottery and gaming products and services through licensed subsidiaries based in Europe, is pleased to announce the launch of our new mobile betting application on our ELYS betting platform. The new mobile app is dedicated to improving the sport-bet user experience, with casino and poker brands being rolled out in November 2017.

The Company's investment in its betting software technology has had an immediate impact on brand recognition and appreciation in revenue segments and considers mobile to be a key distribution channel for its international expansion plans. Mobile business sales currently represent approximately 30% of gross gaming revenue and are projected to grow to 45% in 2018.

The Italian market, with a population base of 60.6 million, is the second largest gaming market in Europe, accounting for 23% of global gaming market worth over $400 billion. Smartphone penetration in Italy represents about 64.9% of mobile users between the ages of 15 and 64, with about 53.1 million using mobile broadband.

"Mobile application in the field of online leisure betting will undoubtedly become the leading technology vertical in our space and will require continuous cutting-edge creativity," stated Luca Pasquini, Company Chief Technology Officer. "Considering customer demand for improved performance, speed, and ease-of-use for sports betting on mobile, we have committed a dedicated team of engineers to this department and look forward to launching several innovative, market-leading features in the very near future. We see ourselves as a major player in this field and believe that we have the potential to be game changers."

About Newgioco Group, Inc.

Newgioco Group, Inc., together with its wholly owned subsidiaries, is a fully integrated, licensed gaming technology company. The company conducts its business primarily through retail neighborhood betting shops and internet-based betting software platform under the registered brand Newgioco through our licensed website www.newgioco.it situated in Italy.

The company offers its clients a full suite of leisure gaming products and services, such as sports betting, virtual sports, online casino, poker, bingo, lottery, interactive games and slots, as well as an innovative betting platform (www.odissea.at) providing both B2B and B2C bet processing. Additional information is available on our corporate website at www.newgiocogroup.com.

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "forecast," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements.

Investor Relations Contact

Worldwide Financial Marketing, Inc.
info@wwfinancial.com

Newgioco Group, Inc.
investor@newgiocogroup.com